Exhibit 99.1

Autoliv Expands Brake Systems Business

(Stockholm, Sweden, September 9, 2015) – – – Autoliv, Inc. (NYSE: ALV and SSE: ALIVsdb), the worldwide leader in automotive safety systems, today announced it has entered into a definitive agreement to establish a Joint Venture (JV) with Nissin Kogyo (TSE: 7230.T).

The automotive fleet of tomorrow will be characterized by integrated active and passive safety systems operating in harmony, for the best total safety solutions.

Therefore, Autoliv and Nissin Kogyo intend to form a new JV in the product areas of “Brake Control and Brake Apply Systems”. The intent is that Autoliv would own 51% of the joint venture and have management control. All in line with consolidation purposes and in accordance with US GAAP accounting principles.

The joint venture will combine the current brake control business of Autoliv with a “carve-out” of Nissin Kogyo’s automotive braking business. Nissin Kogyo is a leading supplier of high-performance braking systems for automotive and non-automotive markets, mainly in Japan.

With manufacturing facilities in Japan, China and the United States, the JV will include approximately 2,000 technical, commercial, manufacturing and administrative employees focused upon the design, development and production of “Brake Control and Brake Apply Systems” for the global light vehicle market. The JV will have three engineering sites and two test tracks with access to over 1,200 patents and other intellectual property.

“This joint venture expands our capability in safety systems and strengthens a key building block in the actuator area of our portfolio towards autonomous driving. With this joint venture we further reinforce our commitment to a safety systems approach to real life safety”, says Autoliv Chairman, President & CEO Jan Carlson.

“We look forward to this long-term partnership with Nissin Kogyo and expect to expand the business, while supporting the current customers”, added Mr. Carlson.

The enterprise value of the JV is around JPY 65 billion (USD ~545 million). Upon closing, Autoliv will purchase 51% of the JV for JPY 33.15 billion (USD ~278 million), subject to customary adjustments. Autoliv expects the transaction to close in early Q1 2016, subject to customary closing conditions and approvals, including regulatory approvals and Nissin Kogyo shareholder approval.

The 2016 pro-forma Annual Revenue Estimate for the JV is around USD 600 million. Excluding purchase accounting effects, Autoliv expects the JV to operate in line with Autoliv’s long-term operating margin targets for 2016.

Inquiries:

Thomas Jönsson, Group Vice President Communications.                  Tel +46 (0)8 58 72 06 27

Autoliv Inc.	Autoliv North America
World Trade Center	26545 American Drive
Klarabergsviadukten 70, section C6	Southfield, MI 48034, USA
P. O. Box 703 81, SE-107 24 Stockholm, Sweden	Tel +1 (248) 794 4537
Tel +46 (8) 58 72 06 27	e-mail: ray.pekar@autoliv.com
e-mail: thomas.jonsson@autoliv.com

About Autoliv

Autoliv, Inc., the worldwide leader in automotive safety systems, develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures, Autoliv has lose to 80 facilities with more than 60,000 employees in 28 countries. In addition, the Company has ten technical centers in nine countries around the world, with 21 test tracks, more than any other automotive safety supplier.Sales in 2014 amounted to US $9.2 billion. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the OMX Nordic Exchange in Stockholm (ALIV sdb). For more information about Autoliv, please visit our company website at www.autoliv.com.

About Nissin Kogyo

Founded in 1953 with creating advanced value for the environment and safety as its core themes, Nissin Kogyo is a global developer and manufacturer of comprehensive brake systems to the OEM automotive and motorcycle markets. Nissin Kogyo has more than 10,000 employees at 22 facilities in 10 countries around the world, with reported net sales of 220.9 billion yen in the 2013 fiscal year. Nissin Kogyo’s shares are listed on the First Section of the Tokyo Stock Exchange (7230.T). For more information about Nissin Kogyo, please visit the company website at www.nissinkogyo.co.jp/en.

Safe Harbor Statement

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements are based upon our current expectations, various assumptions and data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those set out in the forward-looking statements. The Company undertakes no obligation to update publicly or revise any forward-looking statements in light of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update any such statement.

Autoliv Inc.	Autoliv North America
World Trade Center	26545 American Drive
Klarabergsviadukten 70, section C6	Southfield, MI 48034, USA
P. O. Box 703 81, SE-107 24 Stockholm, Sweden	Tel +1 (248) 794 4537
Tel +46 (8) 58 72 06 27	e-mail: ray.pekar@autoliv.com
e-mail: thomas.jonsson@autoliv.com